Exhibit 8.1

Form of Opinion

[Shearman & Sterling LLP Letterhead]

[                    ], 2014

Liberty Global plc

38 Hans Crescent

London SW1X 0LZ

United Kingdom

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Liberty Global plc, a public limited company organized under English law (“Liberty Global”), in connection with the preparation and filing of the Registration Statement on Form S-4 (File No. 333-199552), which includes the Proxy Statement/Prospectus (collectively, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on October 22, 2014 (as amended on or before the date hereof) in connection with (i) the proposed new Articles of Association of Liberty Global (the “Articles”), which provide for the creation and authorization of the LiLAC Ordinary Shares and the corresponding changes to the rights associated with the existing Liberty Global Ordinary Shares and (ii) following the requisite shareholder approval for the adoption of the Articles and the related matters set forth in the Registration Statement, and the effectiveness of the Articles pursuant to the approval of the board of directors of Liberty Global, the declaration by the board of directors of Liberty Global of a subsequent allotment and issue of the LiLAC Ordinary Shares to holders of the existing Liberty Global Ordinary Shares as fully paid bonus shares in an issuance on a pro rata basis to the applicable class of Liberty Global Ordinary Shares (collectively, the “Transaction”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In preparing our opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the existing Articles of Association of Liberty Global which will be in effect immediately prior to the Transaction, the Articles, the Registration Statement, the representation letter of Liberty Global delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Liberty Global and we have assumed that such statements and representations, including those set forth in the Registration Statement and the

Representation Letter, are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letter will be re-executed in substantially the same form by an appropriate officer or officers of Liberty Global as of the date of the issuance of the LiLAC Ordinary Shares by Liberty Global to its shareholders.

In rendering our opinion, we have assumed that (i) the Transaction will be consummated as described in the Registration Statement and the Articles, in each case, including the arrangements and policies referred to or described therein (and none of the terms or conditions contained therein have been or will be waived or modified), (ii) the Registration Statement and the Articles, and the arrangements and policies contemplated therein, represent the full and complete understanding of Liberty Global regarding the Transaction, and there are no written or oral arrangements or policies regarding the Transaction and to which Liberty Global is a party other than those arrangements and policies expressly referred to or contemplated in the Registration Statement and the Articles, (iii) there will be due execution and delivery of all documents required for the Transaction to be effective, (iv) the covenants described in the Registration Statement and the Representation Letter will be complied with in all material respects (without waiver), and (v) no action has been, or will be, taken that is inconsistent with any statement, representation or covenant made in any of the Registration Statement, the Articles or the Representation Letter. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above, including those set forth in the Representation Letter. Any change in these facts, information, covenants and representations or the assumptions set forth above could affect the conclusions expressed herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). Any change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Further, our opinion is not binding on the IRS or the courts and thus there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing, the discussion set forth under the heading “Material Tax Consequences of the Transaction—Material U.S. Federal Income Tax Consequences” in the Registration Statement, constitutes our opinion insofar as this discussion sets forth, subject to assumptions and qualifications contained therein, the material U.S. federal income tax consequences relevant to the Transaction under existing law, including the receipt of LiLAC Ordinary Shares by holders of existing Liberty Global Ordinary Shares in connection therewith.

We render no opinion except as expressly set forth above. This opinion has been prepared for Liberty Global solely in connection with the Transaction. This opinion is being delivered prior to the consummation of the Transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, will not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters or changes arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Material Tax Consequences of the Transaction—Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Shearman & Sterling LLP

LMB/EDH/GMF

RAR

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